Exhibit 99.1

Contact:	Brian P. Crescenzo
302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.

AMENDS CREDIT FACILITY AND DISCUSSES SECOND FISCAL QUARTER

NEW CASTLE, DE, March 22, 2004 – Applied Extrusion Technologies, Inc. (NASDAQ NMS – AETC) announced today that it expects strong revenue growth in the second quarter of fiscal 2004, consistent with guidance provided in its first quarter report.  The volume growth is being driven primarily by the Company’s inventory reduction program, as demand remains tepid.  Inventories are being drawn down and are expected to decline further, throughout the fiscal year.  Raw material costs are being impacted by the high price of oil and propylene shortages and are expected to be approximately 11%, or $3 million, higher than the first fiscal quarter.  The Company has responded to the steep rise in raw material costs by recently raising film prices, which will impact the Company’s revenues in the third and fourth fiscal quarters.  As a result, EBITDA is expected to be slightly higher than that recorded in the first fiscal quarter but lower than the level of last year’s second fiscal quarter.

Additionally, the Company has amended its $100 million, five-year credit facility with GE Commercial Finance.  This amendment increases the revolving line of credit by $10 million to $60 million and reduces the EBITDA covenant for fiscal 2004 by approximately $6 million to $43 million.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging applications.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.